CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement of Capital Bank Corporation on Form S-4 Amendment No. 3 (File No. 65853) of our report dated October 16, 1998, on our audits of the consolidated financial statements of Home Savings Bank of Siler City, Inc., SSB and Subsidiary as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998. We also consent to the reference to our firm under the captions "Experts" and "Selected Historical Financial Data - Selected Consolidated Financial Data of Home Savings."




/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
February 4, 1999